Exhibit 99.1

Paycom promotes Bob Foster to chief financial officer

Craig Boelte retires

OKLAHOMA CITY – (Feb. 12, 2025) – Paycom Software, Inc. (NYSE: PAYC) (“Paycom”), a leading provider of comprehensive, cloud-based human capital management software, announced today the promotion of Bob Foster to chief financial officer (CFO), effective Feb. 21, 2025. He succeeds Craig Boelte, who is retiring after leading Paycom’s finance and accounting efforts for nearly 20 years.

“I am pleased with what Bob has accomplished in his time at Paycom, including advancing our growth strategy. His expertise in accounting, payroll and process automation helps us continue to deliver for our clients and stockholders,” said Chad Richison, Paycom founder and CEO.

Foster joined the company in 2022 to lead Paycom’s growth strategy and later served as executive vice president of accounting and finance. As Paycom’s CFO, Foster will lead all accounting and finance functions, focusing on long-term planning, investor relations and overarching financial strategies.

“I have seen the financial stewardship at Paycom and am grateful for the opportunity to continue to set the financial management standard Paycom has been known for over the years,” Foster said. “I am proud of the work we have done to propel the HCM industry forward and the strong ROI we have provided for our clients. I am eager to see our success continue.”

Prior to joining Paycom, Foster served eight years as CEO and chairman of a payroll company, significantly growing its revenue and expanding its offices. Prior to that, he served as a senior partner at Ernst & Young, managing several of the firm’s largest accounts at the time.

Boelte joined Paycom as CFO in 2006. He leaves Paycom with nearly 40 years of experience in accounting, human resources and workforce management. Boelte successfully led Paycom’s transition from a small private company to an S&P 500 publicly traded company and has been instrumental in its financial success throughout the years.

“Being part of the growth over the past two decades has been the highlight of my career. I am incredibly grateful for the hard work and dedication of our employees and leadership team, who were instrumental in helping us achieve strong financial results during my tenure,” Boelte said.

To learn more about Paycom, visit www.paycom.com.

About Paycom

For over 25 years, Paycom Software, Inc. (NYSE: PAYC) has simplified business and employees’ lives through easy-to-use HR and payroll technology to empower transparency through direct access to their data. From onboarding and benefits enrollment to talent management and more, Paycom’s employee-first technology leverages full-solution automation to streamline processes, drive efficiencies and give employees power over their own HR information, all in a single app. Paycom’s single database combines all HR and payroll data in one place, providing a seamless and accurate experience without the errors and inefficiencies associated with integrating multiple systems. Recognized nationally for its technology and workplace culture, Paycom serves businesses of all sizes in the U.S. and internationally.

Media Contact:

Larisha Hunter

media@paycom.com